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Exhibit 4.4

INTRAWARE, INC.
SHARE EXCHANGE AGREEMENT

    This Share Exchange Agreement (the "Agreement") is entered into as of August 31, 2001, by and between Intraware, Inc. (the "Company") and the undersigned holders of the Company's Series B Convertible Preferred Stock (collectively the "Holders" and each a "Holder").

    In consideration of the mutual promises and covenants contained herein, and subject to the terms and conditions hereof, the parties hereby agree as follows:

    1.  Exchange of Shares.  Subject to the terms and conditions of this Agreement, effective upon the endorsement and filing by the Secretary of State of the State of Delaware of the Series B-1 Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock, a copy of which is attached hereto as Exhibit A (the "Series B-1 Certificate of Designation"), the Holder hereby surrenders, transfers and assigns all of his, her or its shares of Series B Convertible Preferred Stock (the "Series B Shares") to the Company in exchange for the issuance of shares of Series B-1 Convertible Preferred Stock (the "Series B-1 Shares") on a one-for-one basis concurrently herewith, the Holder is delivering to the Company herewith a certificate or certificates representing the Series B Shares, together with a stock power duly executed by the Holder, in the form attached hereto.

    2.  Understanding of Terms of Series B-1 Preferred Stock.  Holder acknowledges that it has had an opportunity to review the provisions of the Series B-1 Certificate of Designation that set forth the terms of the Series B-1 Shares. Holder understands and acknowledges that the Series B-1 Shares rank pari passu with the Company's Series A Preferred Stock and the Series B Shares (which Series B shares will no longer be outstanding after completion of the transactions contemplated hereby), and understands that the only differences in rights, preferences and privileges between the Series B Shares and the Series B-1 Shares are as set forth in Exhibit A.

    3.  Consent/Approval.  Each of the Holders hereby consents to the ineffectiveness of Section 7 of the Series B-1 Certificate of Designation solely with respect to the Company's issuance of convertible debt and warrants in connection therewith on substantially the terms set forth in that certain Term Sheet, dated August 24, 2001, between and among the Company and Commonwealth Associates, L.P. and agrees and consents that the transactions contemplated thereby (assuming or in the event of full exercise or conversion of the convertible debt and warrants issues in connection therewith) shall not constitute a Cash-Out Liquidation (as defined in the Series B-1 Certificate of Designation).

    4.  Ancillary Agreements.  Subsequent to the exchange of their Series B Shares for Series B-1 Shares pursuant to the terms hereof, each Holder shall under (i) the Registration Rights Agreement, dated as of April 2, 2001 (ii) the Lock-up Agreement, dated April 2, 2001 and (iii) the Warrant for the purchase of Company Common Stock issued in connection with the sale of the Series B Shares (collectively, the "Ancillary Agreements") be entitled to such rights, preferences and privileges, and subject to such obligations and responsibilities, with respect to the Series B-1 Shares as that Holder was entitled with respect to the Series B Shares, and any references to Series B Shares in the Ancillary Agreements shall apply mutis mutandis to the Series B-1 Shares.

    5.  Counterparts.  This Agreement may be executed in any counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

    6.  Entire Agreement.  This Agreement represents the entire agreement between the parties with respect to the exchange of the Series B Shares for the Series B-1 Shares and may be modified or amended only in writing signed by the Company and each of the Holders.

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

INTRAWARE, INC.
/s/ Peter H. Jackson Signature
Peter H. Jackson, Chief Executive Officer Print Name and Title
HOLDERS:
J.F. SHEA & CO., INC.
By:	/s/ Edmund H. Shea, Jr.
	Name:	Edmund H. Shea, Jr.
	Title:	Vice President
ROBERT PRIDDY, an individual
By:	/s/ Robert Priddy
COMVEST VENTURE PARTNERS, L.P.
By:	/s/ Michael S. Falk
	Name:	Michael S. Falk
	Title:	Managing Partner

STOCK POWER

    Pursuant to that certain Share Exchange Agreement dated as of August 31, 2001 (the "Agreement"), for value received J.F. Shea & Co., Inc.("Holder") hereby assigns and transfers unto Intraware, Inc., a Delaware corporation (the "Company"), Sixty Thousand (60,000) shares of the Company's Series B Preferred Stock (the "Shares"), standing in Holder's name on the books of the Company represented by certificate no. PB-1; such shares to be exchanged on a share-for-share basis into shares of the Company's Series B-1 Preferred Stock, and does hereby irrevocably constitute and appoint Wilson Sonsini Goodrich & Rosati, Professional Corporation as such Holder's attorney to transfer the Shares on the books of the Company with full power of substitution in the premises.

Dated: August 31, 2001

J.F. SHEA & CO., INC.
By	/s/ Edmund H. Shea, Jr.
	Name:	Edmund H. Shea, Jr.
	Title:	Vice President

STOCK POWER

    Pursuant to that certain Share Exchange Agreement dated as of August 31, 2001 (the "Agreement"), for value received Robert Priddy ("Holder") hereby assigns and transfers unto Intraware, Inc., a Delaware corporation (the "Company"), One Hundred Thousand (100,000) shares of the Company's Series B Preferred Stock (the "Shares"), standing in Holder's name on the books of the Company represented by certificate no. PB-2; such shares to be exchanged on a share-for-share basis into shares of the Company's Series B-1 Preferred Stock, and does hereby irrevocably constitute and appoint Wilson Sonsini Goodrich & Rosati, Professional Corporation as such Holder's attorney to transfer the Shares on the books of the Company with full power of substitution in the premises.

Dated: August 31, 2001

ROBERT PRIDDY, an individual
/s/ Robert Priddy

STOCK POWER

    Pursuant to that certain Share Exchange Agreement dated as of August 31, 2001 (the "Agreement"), for value received ComVest Venture Partners, L.P.("Holder") hereby assigns and transfers unto Intraware, Inc., a Delaware corporation (the "Company"), Two Hundred Thousand (200,000) shares of the Company's Series B Preferred Stock (the "Shares"), standing in Holder's name on the books of the Company represented by certificate no. PB-3; such shares to be exchanged on a share-for-share basis into shares of the Company's Series B-1 Preferred Stock, and does hereby irrevocably constitute and appoint Wilson Sonsini Goodrich & Rosati, Professional Corporation as such Holder's attorney to transfer the Shares on the books of the Company with full power of substitution in the premises.

Dated: August 31, 2001

COMVEST VENTURE PARTNERS, L.P.
By	/s/ Michael S. Falk
	Name:	/s/ Michael S. Falk
	Title:	Managing Partner

Exhibit A

(Comparison of Series B-1 Certificate of Designation to Series B Certificate of Designation.)

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  Exhibit 4.4
INTRAWARE, INC. SHARE EXCHANGE AGREEMENT
STOCK POWER
STOCK POWER
STOCK POWER
Exhibit A